EXHIBIT 99

            DARDEN REPORTS 35% INCREASE IN THIRD QUARTER EARNINGS PER
               SHARE DRIVEN BY STRONG COMPARABLE RESTAURANT SALES
                                    INCREASES


ORLANDO, FL - Darden Restaurants reported that, driven by strong third quarter comparable-restaurant sales at Olive Garden and Red Lobster, diluted earnings per share increased 35% to 27 cents on earnings after tax of $38.4 million.
While the company's sales were negatively impacted by unfavorable weather compared to the same period last year, this was partially offset by the benefit of a positive shift versus prior year in the Thanksgiving holiday (during which Darden's restaurants are closed).

"I am thrilled with our company's performance this quarter," said Joe R. Lee, Chairman and Chief Executive Officer. "Brad Blum and his team at Olive Garden have made tremendous strides in their ability to identify and then exceed guests' expectations. Their accomplishments serve as a very strong platform for additional growth. Dick Rivera and his team at Red Lobster are also building a strong foundation for success, and they are seeing promising results already. I am very proud of the performance of our teams."

Highlights for the quarter ended February 28, 1999 included:

o Earnings after tax for Darden Restaurants, Inc. in the third quarter were $38.4 million, or 27 cents per diluted share, on $866.9 million in sales. This compares to earnings after tax of $29.8 million, or 20 cents per diluted share, on sales of $811.3 million in the prior year.

o Olive Garden continued to post strong sales results with a 7.5% comparable-restaurant sales increase. This marks the 18th consecutive quarter of same-restaurant sales increases at Olive Garden. This increase is on top of the 9.1% same-restaurant sales growth achieved in the prior year. Adjusting for the Thanksgiving holiday shift, Olive Garden's comparable-restaurant sales increased 6.5%. Thanksgiving fell in the second quarter this year and the third quarter last year.

o Red Lobster reported an impressive 6.8% comparable-restaurant sales increase in the third quarter, its fifth consecutive quarter of comparable-restaurant increases. Adjusting for the Thanksgiving holiday shift, Red Lobster's comparable-restaurant sales increased 5.6%.

o Bahama Breeze produced strong results at all four of its locations, including its newest restaurant in Tampa. The company expects to open two more restaurants, located in Atlanta and Raleigh, NC, in May 1999.

o Darden purchased 3.4 million shares of its common stock during the quarter, proceeding with its previously announced share buyback program.


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

Operating Highlights
--------------------

OLIVE GARDEN is creating a family of local restaurants focused on delighting every guest with a genuine Italian dining experience. In the third quarter, the leader in the Italian casual dining category continued to achieve impressive growth with its 18th consecutive quarter of same-restaurant sales increases, up 7.5% on top of the 9.1% increase achieved in the same quarter prior year. As indicated, adjusting for the Thanksgiving holiday shift, comparable sales rose 6.5%. Total sales were up 7.8% to $367.5 million. The third quarter operating profit and return-on-sales (ROS) set record highs for any quarter at Olive Garden.

"I am very proud of our team's passion to delight every guest every time they visit one of our restaurants," said Brad Blum, President of Olive Garden. "Our continued focus on operational excellence, extensive training and innovative marketing, we believe will enable us to set new records in guest satisfaction and financial performance. We want Olive Garden to be a great place for our guests, our employees, our investors and our communities, now and for generations."

RED LOBSTER, the leading casual dining seafood company, continued its successful turnaround. In the third quarter, comparable-restaurant sales were up 6.8% from prior year, marking the fifth consecutive quarter of gains. Adjusting for the Thanksgiving holiday shift, comparable sales rose 5.6%. Total sales were up 5.6% to $493.3 million. Operating profits were well ahead of prior year due to increased sales and reduced expenses as a percent of sales.

"We are making good progress in our quest to ensure Red Lobster provides all our guests with hospitality you can taste and touch," said Dick Rivera, President of Red Lobster. "Our third quarter results are further confirmation we are on the right track. I see our results as a tribute to the energy and enthusiasm our restaurant crews are bringing to the effort to transform our company."

BAHAMA BREEZE opened its fourth restaurant on November 30, 1998, at the start of the third quarter. Located in Tampa, the restaurant is experiencing tremendous popularity and sales volumes. Bahama Breeze's other restaurants also continue to perform well. The company expects to open two more restaurants, located in Atlanta and Raleigh, NC, in May 1999. Additional locations are also under development throughout the U.S.

Other Actions
-------------

Darden continued its buyback of common stock in the open market, purchasing 3.4 million shares in the third quarter. Cumulatively, Darden has repurchased 29.2 million shares out of total authorizations to date of 44.6 million shares.

The Board of Directors declared the regular 4 cents per share semi-annual dividend, payable May 1, 1999 to shareholders of record April 9, 1999.


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

Darden Restaurants Inc., headquartered in Orlando, Florida, owns and operates Red Lobster, Olive Garden and Bahama Breeze restaurants with annual sales of $3.3 billion.


                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

02/22/98                                                              02/28/99
--------                                                              --------

     649                    Red Lobster USA                                634
      35                    Red Lobster Canada                              34
  ------                                                                ------
     684                         Total Red Lobster                         668

     460                    Olive Garden USA                               459
       5                    Olive Garden Canada                              5
  ------                                                                ------
     465                         Total Olive Garden                        464

       2                    Bahama Breeze                                    4
  ------                                                                ------

   1,151                         Total Restaurants                       1,136
  ======                                                                ======


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